Exhibit 3.1

Amended and restated

Certificate OF INCORPORATION

OF

Sensus Healthcare, Inc.

Sensus Healthcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The name of the Corporation is Sensus Healthcare, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 1, 2016.

2.       This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242, 245, and 228 of the Delaware General Corporation Law, and restates, integrates, and further amends the provisions of the Corporation’s Certificate of Incorporation.

3.       The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety, effective March 15, 2016, as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this March 15, 2016.

SENSUS HEALTHCARE, INC.

a Delaware corporation

By: /s/ Arthur Levine

Name: Arthur Levine

Title: Chief Financial Officer

EXHIBIT A

Article I

The name of the corporation is Sensus Healthcare, Inc. (the “Corporation”).

Article II

The address of the registered office of the Corporation in the State of Delaware will be at 3411 Silverside Road, Rodney Building #104, Wilmington, Delaware 19810. The name of the registered agent of the Corporation at such address is Corporate Creations Network Inc.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

The total number of shares and classes of stock that the Corporation will have authority to issue is 55,000,000 shares, which will be divided into two classes, as follows: 5,000,000 shares of preferred stock, with the par value of $0.01 per share, and 50,000,000 shares of common stock, with the par value of $0.01 per share.

The Board of Directors is hereby expressly authorized (A) to provide for one or more series of preferred stock out of the unissued shares of preferred stock; and (B) with respect to each such series, to fix (i) the number of shares constituting such series and the designation of such series; (ii) the voting powers (if any) of the shares of such series; and (iii) the preferences and relative, participating, optional, or other special rights (if any), and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional, and other special rights of each series of preferred stock (if any), and the qualifications, limitations, or restrictions thereof, may differ from those of any and all other series at any time outstanding.

Article V

A.	Powers of the Board of Directors

The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation (the “Bylaws”).

B.	Number of Directors; Classes of Directors

Subject to the rights of the holders of one or more series of preferred stock then outstanding, the total number of directors constituting the entire Board of Directors of the Corporation will be as set forth in the Bylaws. Other than those directors (if any) elected by the holders of any series of preferred stock then outstanding, the Board of Directors will be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II, and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned as nearly equal as possible. No decrease in the number of directors will shorten the term of any incumbent director.

C.	Term of Office; Qualification

Except for the terms of such additional directors (if any) as elected by the holders of any series of preferred stock then outstanding, each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I will serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the filing of this Certificate of Incorporation of the Corporation (this “Certificate”) with the Secretary of State of the State of Delaware; each director initially appointed to Class II will serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the filing of this Certificate with the Secretary of State of the State of Delaware; and each director initially appointed to Class III will serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the filing of this Certificate with the Secretary of State of the State of Delaware, in all cases subject to such director’s earlier death, resignation, or removal. Directors need not be stockholders unless so required by this Certificate or the Bylaws, wherein other qualifications for directors may be prescribed.

D.	Removal

Except for such additional directors (if any) as elected by the holders of any series of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office only for cause and only by the affirmative vote of at least seventy-five percent (75%) of the total voting power of the then-outstanding shares of the common stock of the Corporation entitled to vote in any annual election of directors or class of directors.

Article VI

A.	Special Meetings

A special meeting of the stockholders for any purpose or purposes may be called at any time by resolution of the Board of Directors, and may not be called by any other person or persons.

B.	No Stockholder Action Permitted by Written Consent

No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

C.	Change of Control Transactions

In addition to any affirmative vote required by applicable law or this Certificate, including, without limitation, any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Certificate, a Change of Control Transaction (as defined below) will require, except as otherwise prohibited by applicable law, the affirmative vote of the holders of at least seventy-five percent (75%) of the total voting power of the shares of the then-outstanding voting stock of the Corporation, voting together as a single class. Such affirmative vote will be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted, by applicable law or in any agreement with any national securities exchange or otherwise. A “Change of Control Transaction” means the occurrence of any of the following events: (i) the sale, encumbrance or disposition (other than non-exclusive licenses in the ordinary course of business and the grant of security interests in the ordinary course of business) by the Corporation of all or substantially all of the Corporation’s assets; (ii) the merger or consolidation of the Corporation with or into any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power of the Corporation before such issuance, to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Securities Exchange Act of 1934 (or any successor provision) such that, following such transaction or related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation, after giving effect to such issuance.

Article VII

A.	Limitation of Liability

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.	Indemnification of Directors and Officers

The Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans (each such person, an “Indemnified Party”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Party. The Corporation will be required to indemnify an Indemnified Party in connection with a proceeding (or part thereof) initiated by such Indemnified Party only if the proceeding (or part thereof) was explicitly authorized by the Board of Directors of the Corporation.

C.	Amendment or Repeal

Any repeal or modification of the provisions of this Article VII will not adversely affect any right or protection of any person provided in this Article VII with respect to any act or omission occurring prior to the time of such repeal or modification.

Article VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered to adopt, amend, or repeal Bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws of the Corporation by the Board of Directors will require the approval of a majority of the entire Board of Directors. The stockholders will also have power to adopt, amend, or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Certificate, the affirmative vote of the holders of at least seventy-five percent (75%) of the total voting power of the shares of the then-outstanding voting stock of the Corporation, voting together as a single class, will be required to adopt, amend, or repeal any provision of the Bylaws of the Corporation.

Article IX

The Corporation will have the right, subject to any express provisions or restrictions contained in this Certificate or the Bylaws, from time to time, to amend, alter, or repeal any provision of this Certificate in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate, or any amendment of this Certificate, are conferred subject to such right.

Notwithstanding any other provision of this Certificate, the Bylaws, or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation, and, as applicable, such other approvals of the Board of Directors of the Corporation, as are required by this Certificate, the Bylaws, or applicable law, the affirmative vote of the holders of at least seventy-five percent (75%) of the total voting power of the shares of the then-outstanding voting stock of the Corporation, voting together as a single class, will be required to amend or repeal any provisions, or adopt any provisions inconsistent with those provisions, set forth in Articles V, VI, VIII, IX, or X of this Certificate.

Article X

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Certificate, or the Bylaws of the Corporation; or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of this Article X is filed in a court other than the Court of Chancery of the State of Delaware (or any other state or federal court located within the State of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder will be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Article X; and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent will not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article X with respect to any current or future actions or claims. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation will be deemed to have notice of and consented to the provisions of this Article X. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation will be entitled to equitable relief, including, without limitation, injunctive relief and specific performance, to enforce the foregoing provisions.